Exhibit 15.2

May 2, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Grupo Financiero Santander México, S.A.B. de C.V.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs.

2.	We agree with the statements made in the first paragraph relating to our firm, but have no basis on which to agree or disagree with the other statements made in such paragraph.

Yours truly,

/s/ Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

C.P.C. Erika Regalado García